EXHIBIT 3.3 - Articles of Amendment of the Registrant, July 7, 2005


Article of Amendment Pursuant to Article 4.04, Texas Business Code


Article 1 - Name

The name of the corporation is Biodyne, Inc.

The filing number issued to the corporation by the secretary of state is:
Charter No. 1233554-0

Article 2 - Amended Name

The amendment changes the articles of incorporation to change the article that names the corporation.

The article in the Articles of Incorporation is amended to read as follows:

The name of the corporation is Biodyne Development Company

Article 3 - Not Applicable

Article 4 - Not Applicable

Article 5 - Date of Adoption

The date of the adoption of the amendment(s) by the shareholders of the corporation, or by the board of directors where no shares have been issued is July 01, 2005

Article 6 - Statement of Approval

The amendments to the articles of incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation.

Effective Date of Filing

This document will become effective when the document is filed by the secretary of state

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document


                  /s/ Chris M. Hymel                  July 1, 2005
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                  Signature of Authorized Officer     Date